Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Fiscal Year 2021 Results

•	Income year-over-year before income taxes for the three months ended June 30, 2020 increased by 133.2% compared to prior year first quarter
•	Pre-tax yield for the three months ended June 30, 2020 increased to 3.5% compared to 1.4% during the prior year first quarter.
•	Originations year-over-year on new Contracts purchased for the three months ended June 30, 2020 decreased by 11.9% compared to prior year first quarter
•	Originations year-over-year on Direct Loans for the three months ended June 30, 2020 increased by 18.0% compared to prior year first quarter
•	Accounts 60+ days delinquent decreased to 2.5%, excluding Chapter 13 bankruptcy accounts, compared to 3.0% as of the prior year first quarter
•	Net Portfolio Yield for the three months ended June 30, 2020 increased to 17.2% compared to 16.6% during the prior year first quarter

July 30, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced net income for the three months ended June 30, 2020 of $1.4 million compared to $0.6 million for the three months ended June 30, 2019.  Diluted net income per share was $0.18 for the three months ended June 30, 2020 as compared to $0.07 for the three months ended June 30, 2019. Revenue decreased 15.0% to $14.2 million for the three months ended June 30, 2020 as compared to $16.6 million for the three months ended June 30, 2019. The Company reported income before income taxes for the three months ended June 30, 2020 of $1.9 million compared to $0.8 million for the three months ended June 30, 2019.  The Company recorded an income tax expense of approximately $0.4 million during the three months ended June 30, 2020 as compared to $0.2 million during the three months ended June 30, 2019.

During the quarter ended June 30, 2020, the Company originated $19.2 million in finance receivables, collected $28.4 million in principal payments, reduced debt by $4.6 million and increased cash by $7.6 million.

“There is no doubt that the Covid-19 pandemic had an impact on our operations overall and particularly on our new loan originations,” commented Nicholas’ president and CEO, Doug Marohn.  “However, times like these prove out our business concepts and validate our branch-based model nicely.  We finance primary transportation to and from work for the subprime borrower through the local independent dealer.  Our loans tend to be smaller than most of our competitors and therefore payments are lower and exposure on those accounts is shorter.  The vehicle is one that they need – not just want - and the payments are affordable even in times of economic crisis.  Our local presence allows us to maintain a better relationship with the customer, as well.”

“Although the pandemic had an early negative impact on new loans and originations in April and May, we were able to outproduce both 2018’s and 2019’s loan volume for the month of June.  From a portfolio management perspective, we enjoyed decreases in 31+ delinquency, 61+ delinquency, repossessions and losses,” continued Marohn.  “Out of an abundance of caution we added over $3 million of provision expense to bolster our reserves in case the pandemic has a more negative impact on our receivables in the upcoming Quarters.  Even with the $3 million of provision expense, we were able to turn out the best earnings Quarter in recent history.”

The 2020 Annual General Meeting of Shareholders of Nicholas Financial, Inc. will be held at the Company’s corporate headquarters, located at 2454 McMullen Booth Road, Building C, Clearwater, Florida, on Thursday, August 27, 2020, at 10:30 a.m. (Clearwater, Florida time).  Due to the COVID-19 epidemic, the Company has also elected to have concurrently a virtual shareholder meeting this year for the safety of its shareholders, partners, and board.  The URL Path for the virtual meeting is www.issuerdirect.com/virtualevent/nick.

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2021	1,686	$16,796	$9,962	23.5%	8.0%	46
1	1,686	16,796	9,962	23.5%	8.0%	46
2020	7,647	$76,696	$10,035	23.4%	7.9%	47
4	1,991	19,658	9,873	23.5%	7.9%	46
3	1,753	17,880	10,200	23.3%	7.6%	47
2	2,011	20,104	9,997	23.5%	7.9%	46
1	1,892	19,054	10,071	23.4%	8.3%	47
2019	7,684	$77,499	$10,086	23.5%	8.2%	47
4	2,151	21,233	9,871	23.5%	8.0%	46
3	1,625	16,476	10,139	23.5%	8.1%	47
2	1,761	17,845	10,133	23.5%	8.4%	47
1	2,147	21,945	10,221	23.7%	8.3%	48
2018	9,767	$109,575	$11,219	22.4%	7.4%	54

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2021	555	$2,427	$4,373	28.7%	26
1	555	2,427	4,373	28.7%	26
2020	3,142	$12,638	$4,017	28.2%	25
4	720	3,104	4,310	28.6%	25
3	1,137	4,490	3,949	28.4%	24
2	739	2,988	4,043	27.4%	25
1	546	2,056	3,765	28.2%	24
2019	1,918	$7,741	$4,036	26.4%	25
4	236	1,240	4,654	27.3%	24
3	738	2,999	4,063	25.9%	25
2	495	1,805	3,646	26.5%	25
1	449	1,697	3,779	25.7%	28
2018	2,036	$7,642	$3,754	25.2%	29

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. States.  The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, including expectations regarding the impact of COVID-19 on the Company’s business, its ability to obtain the expected financial and tax benefits from the CARES Act, and its ability to obtain loan forgiveness under its PPP loan, that involve risks and uncertainties, including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to  general economic conditions, including in connection with the current COVID-19 pandemic, access to bank financing, our ability to expand the geographical scope of, and otherwise continue growing, our Direct Loan operations, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2019.  When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended
	June 30,
	2020	2019
Revenue:
Interest and fee income on finance receivables	$14,151	$16,641
Expenses:
Operating expenses	7,343	8,971
Provision for credit losses	3,300	4,385
Interest expense	1,649	2,488
Total expenses	12,292	15,844
Income before income taxes	1,859	797
Income tax expense	429	206
Net income	$1,430	$591
Earnings per share:
Basic	$0.18	$0.07
Diluted	$0.18	$0.07

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2020	2020
Cash and restricted cash	$32,318	$24,684
Finance receivables, net	189,328	199,781
Repossessed assets	1,073	1,340
Operating lease right-of-use assets	2,413	2,598
Other assets	9,986	10,415
Total assets	$235,118	$238,818
Credit facility, net of debt issuance costs	$116,532	$124,255
Note payable	3,244	-
Operating lease liabilities	2,410	2,652
Other liabilities	3,857	4,332
Total liabilities	126,043	131,239
Shareholders’ equity	109,075	107,579
Total liabilities and shareholders’ equity	$235,118	$238,818
Book value per share	$13.98	$13.78

	Three months ended
	June 30,
	(In thousands)
Portfolio Summary	2020	2019
Average finance receivables (1)	$213,859	$235,172
Average indebtedness (2)	$122,786	$149,043
Interest and fee income on finance receivables	$14,151	$16,641
Interest expense	1,649	2,488
Net interest and fee income on finance receivables	$12,502	$14,153
Portfolio yield (3)	26.47%	28.30%
Interest expense as a percentage of average finance receivables	3.08%	4.23%
Provision for credit losses as a percentage of average finance receivables	6.17%	7.46%
Net portfolio yield (3)	17.22%	16.61%
Operating expenses as a percentage of average finance receivables	13.73%	15.26%
Pre-tax yield as a percentage of average finance receivables (4)	3.49%	1.35%
Net charge-off percentage (5)	6.01%	8.93%
Finance receivables	$208,808	$235,931
Allowance percentage (6)	5.39%	6.83%
Total reserves percentage (7)	9.56%	11.42%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represent the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Credit Facility.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
(6)	Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet date.
(7)	Total reserves percentage represents the allowance for credit losses, purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2020	$196,943	$9,584	$3,595	$1,334	$26	$14,539
		4.87%	1.83%	0.68%	0.01%	7.39%
June 30, 2019	$226,711	$13,566	$5,302	$1,627	$10	$20,505
		5.98%	2.34%	0.72%	0.00%	9.04%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2020	$11,684	$244	$81	$79	$0	$404
		2.09%	0.69%	0.68%	0.00%	3.46%
June 30, 2019	$8,698	$228	$103	$46	$0	$377
		2.62%	1.18%	0.53%	0.00%	4.33%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	June 30,		June 30,
	(Purchases in thousands)		(Originations in thousands)
	2020	2019	2020	2019
Purchases/Originations	$16,796	$19,054	$2,427	$2,056
Average APR	23.5%	23.4%	28.7%	28.2%
Average discount	8.0%	8.3%	N/A	N/A
Average term (months)	46	47	26	24
Average amount financed	$9,962	$10,071	$4,373	$3,765
Number of contracts	1,686	1,892	555	546

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	June 30,		June 30,
Portfolio	2020	2019	2020	2019
Average APR	22.6%	22.6%	27.4%	26.2%
Average discount	7.62%	7.65%	N/A	N/A
Average term (months)	51	52	27	27
Number of active contracts	25,931	28,631	3,412	2,763

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